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                                                                                             Exhibit 11.01

                     Travelers Group Inc. and Subsidiaries
                       Computation of Earnings Per Share
                  (In millions, except for per share amounts)

                                                               Three Months Ended         Six Months Ended
                                                                    June 30,                  June 30,
                                                            ------------------------  ------------------------
                                                               1997         1996         1997         1996
                                                            -----------  -----------  -----------  -----------
Earnings:
  Net income..............................................   $     663    $     576    $   1,305    $   1,096
Preferred dividends:
  8.125% Cumulative Preferred Stock--Series A.............          (6)          (6)         (12)         (12)
  5.5% Convertible Preferred Stock--Series B..............          --           (2)          --           (4)
  $4.53 Convertible Preferred Stock--Series C.............          (5)          (4)         (11)         (14)
  9 1/4% Preferred Stock--Series D........................          (9)          (8)         (18)         (17)
  6.365% Cumulative Preferred Stock--Series F.............          (1)          --           (1)          --
                                                             ---------    ---------   -----------  -----------
                                                                   (21)         (20)         (42)         (47)
                                                                 -----        -----   -----------  -----------
  Income applicable to common stock.......................   $     642    $     556    $   1,263    $   1,049
                                                             ---------    ---------   -----------  -----------
                                                             ---------    ---------   -----------  -----------
Average shares:
  Common..................................................       612.1        609.6        612.3        610.2
  Warrants................................................         4.6          2.8          4.6          2.9
  Assumed exercise of dilutive stock options..............        12.0          9.6         13.0         10.7
  Incremental shares--Stock based incentive plans.........        16.6         12.7         15.8         12.3
                                                             ---------    ---------   -----------  -----------
                                                                 645.3        634.7        645.7        636.1
                                                             ---------    ---------   -----------  -----------
                                                             ---------    ---------   -----------  -----------
Earnings per share:
  Net Income..............................................   $    1.00    $    0.88    $    1.96    $    1.65
                                                             ---------    ---------   -----------  -----------
                                                             ---------    ---------   -----------  -----------
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    Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of common shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan and other restricted stock plans.
Fully diluted earnings per common share, assuming conversion of all outstanding dilutive convertible preferred stock and the maximum dilutive effect of common stock equivalents, have not been presented because the effects are not material.
The fully diluted earnings per common share calculation for the three and six months ended June 30, 1997 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (4.8 and 4.8 million, respectively) and the incremental dilutive effect of common stock equivalents
(2.8 million and 3.5 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 652.9 and 654.0 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($2.3 and $4.7 million, respectively). The fully diluted earnings per common share calculation for the three and six months ended
June 30, 1996 would entail adding the number of shares issuable on conversion of the dilutive convertible preferred stock (11.3 and 11.3 million, respectively)
and the incremental dilutive effect of common stock equivalents (2.6 million and
3.2 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 648.6 and 650.6 million shares, respectively) and eliminating the dividend requirements of the dilutive convertible preferred stock ($4.7 and $9.5 million, respectively).